EXHIBIT 99.1

ConnectOne Bancorp, Inc. Announces Appointment of Alexander Bol to Board of Directors

ENGLEWOOD CLIFFS, N.J., April 3, 2015 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq:CNOB) (the "Company" or "ConnectOne"), parent company of ConnectOne Bank (the "Bank"), today announced the appointment of Alexander Bol to its Board of Directors, effective March 31, 2015. ConnectOne also announced that Howard Kent has resigned from the Board of Directors. Mr. Bol and Mr. Kent were directors on the Center Bancorp, Inc. board prior to the merger with ConnectOne Bancorp, Inc. last year.

Alexander Bol is the President and founder of Bol Architecture, a Berkeley Heights firm, which specializes in high-end residential projects. "I'm proud to be part of the ConnectOne Board, and the opportunity to continue to bring the most innovative service, technology and financial products to the communities we serve," said Mr. Bol.

Frank Sorrentino, Chairman and Chief Executive Officer of ConnectOne said, "We welcome Alexander Bol to our Board of Directors and look forward to his insights and guidance for the benefit of our company, clients and shareholders. I would also like to thank Howard Kent for his contributions to the Bank as a board member."

About ConnectOne Bancorp, Inc.

ConnectOne is a New Jersey corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, for ConnectOne Bank ("the Bank"). The Bank is a community-based, full-service New Jersey-chartered commercial bank that was founded in 2005. The Bank operates from its headquarters located at 301 Sylvan Avenue in the Borough of Englewood Cliffs, Bergen County, New Jersey, and through its 23 other banking offices.

For more information regarding ConnectOne Bank, visit https://www.ConnectOneBank.com.

CONTACT: Investor Contact:
         William S. Burns
         Executive VP & CFO
         201-816-4474; bburns@cnob.com

         Media Contact:
         Chrissie Marra
         646-215-6888; cmarra@mww.com